Exhibit 99.1

TENFOLD CORPORATION

July 29, 2004

4:00 p.m. CDT

Coordinator

Welcome to today’s TenFold Corporation Q2 Earnings teleconference. At the request of TenFold Corporation this conference is being recorded for instant replay purposes. As a reminder, there will be a Q&A session following today’s presentation.

I would now like to turn the conference over to today’s host, Mr. Rob Hughes, Senior Vice President and Chief Accounting Officer. Sir, you may begin.
R. Hughes

Good afternoon and welcome to TenFold’s conference call. I’m Robert Hughes, TenFold’s Senior Vice President and Chief Accounting Officer. With me today from TenFold is Dr. Nancy Harvey, our President, Chief Executive Officer, and CFO, and also Jeff Walker, our Founder, Chairman, and Chief Technology Officer.

This afternoon we filed our Form10-Q and issued a press release highlighting aspects of our second quarter results. You can find that press release posted on our Web site and other financial sites like Yahoo Finance and MSN.com.

On today’s call, Nancy and Jeff will review our results and other highlights and then take questions.

As we share information today to help you better understand our business, it’s important to note that we will make statements in the course of this conference call that state our intentions, hopes, beliefs, expectations or predictions of the future. These constitute forward-looking statements for the purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act. TenFold’s actual results could differ materially from those projected in these forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents that we file with the SEC, including, but not limited to, our most recent reports on Form 10-K, 10-Q, and 8-K.

With that introductory business out of the way, let me turn the call over to Nancy.

N. Harvey

Thanks, Rob. Thank you for taking the time to join us this afternoon. As we indicated when we previewed our results on July 15th, we are pleased with the progress TenFold made during the second quarter. We know well that, with our breakthrough EnterpriseTenFold technology, our customers build and replace enterprise applications ten times faster, with higher quality, and at a fraction of cost of any other technology in the market today.

Our focus now is on building awareness and customer momentum by putting in place a comprehensive sales and marketing plan to drive TenFold to the tipping point. TenFold is still at the beginning of what we believe will be a very exciting long-term story, and we believe it is important to evaluate our progress against the strategic plans we are laying out to create the next major software company.

As you heard earlier this month, we are encouraged by what we believe are positive signs that our focused, continuing investments in building awareness and launching marketing and sales are beginning to deliver results. As we will discuss shortly, we launched many strategic investments during Q2 to help push us toward the tipping point. We expect that, like any investment, these will take time to fully mature.

This afternoon I’ll quickly review what drove our Q2 results and then discuss both the progress we made during the quarter, and highlight some of the specific marketing initiatives now underway. Total revenue, operating and net income all came in slightly better than the preview we provided on July 15th. In particular, total revenue came in at $10.5 million, operating income came in at $6.5 million, and net income came in at $6.6 million.

To review, two primary factors impacted our second quarter results. In order of impact, the first key revenue driver during Q2 was a non-recurring transaction with Cedars-Sinai Medical Center. This transaction approached $8 million. During Q2, TenFold and Cedars executed a sweeping set of agreements that position us both in a healthy, forward-looking relationship. As part of this, TenFold expanded Cedars’ EnterpriseTenfold license to allow Cedars unlimited deployment within their walls. Furthermore, TenFold granted Cedars’ PCX subsidiary the right to expand its powerful PCX system with additional health-care-related modules, not currently part of the PCX system. These additional modules will be created using TenFold’s technology, and Cedars can resell those applications in the marketplace on a non-exclusive basis.

As a consequence of these agreements, TenFold recognized substantial revenues related to our prior project, which is now formally completed.

Even more importantly, we have further strengthened our business relationship with Cedars and we expect to continue to provide services to Cedars and their partner, Perot Health Systems, on a time and materials consulting basis, as we have in recent quarters.

The second aspect of our second quarter results worth mentioning is that while both JP Morgan Chase and Vertex continue to engage TenFold to complete implementation of enterprise systems, as we have discussed in the past, both are continuing to wind down the use of TenFold consultants on their current projects as they achieve self-sufficiency. Our short-term challenge on the services side is to redeploy our professionals from these two projects into newer engagements in order to continue to generate services revenue as our license revenues ramp.

At present, our expectation is that the decline in total services revenue will moderate somewhat going forward. While the wind-down at JP Morgan Chase and Vertex has gradually reduced our services revenue run rate, we view the continued progress in both accounts as major milestones for TenFold. Simply put, we have customers moving massive mission-critical systems into production based on TenFold technology.

Vertex has already moved almost one million customers to its new billing system, and ultimately plans to transition over three million customers.

This is among the most demanding billing applications in production, and EnterpriseTenFold is the engine behind it. We are confident that TenFold will be able to find additional ways to add value to Chase, Vertex, and other customers over time, as they contemplate new product initiatives. However, we are at the mercy of their internal pace of change, and there is no specific project underway under consideration today.

Finishing up on the numbers, from a balance sheet perspective, we ended the second quarter with $9.1 million in cash, which is in line with our quarter preview. Our current liabilities declined from $14 million to $5.5 million, due primarily to the recognition of revenue related to the Cedars transaction. The other major aspect of this transaction is that it represents the final chapter in TenFold’s old business model. We have no more guaranteed contracts on our books.

Before moving to Q&A, I would like to discuss, in detail, signs of progress that we saw during the quarter. When we delivered Enterprise TenFold in the fourth quarter of last year, we were confident that we had brought to market what will become the standard for how applications are built in the future. During the first six months of 2004 our confidence level has only been rising that we are on the verge of something very special.

As I mentioned on the quarter preview call, we signed a record number of new customers during the second quarter. In the last few weeks we have begun to issue press releases announcing some of our new customer relationships. Our sales model relies on small projects that come in under the radar as a way of offering customers a less-risky way to test our value proposition.

These small services and licenses deals are a foot in the door. We expect to build upon successes in these accounts to radiate into additional larger deployments. The more customers we sign up during our tactical sales campaign, the more customer success points we have, the closer we move towards closing larger deals, and the closer we move towards growing, as we expect, in the future.

The timing of this evolution - that is reaching the tipping point, closing larger sales, and beginning significant growth - is still uncertain. However, it is unquestionable that our tactical sales strategy is picking up momentum, and that is what is ultimately needed to drive TenFold through this transition period.

During the second quarter our VAR partner, Redi2, which sells the TenFold-powered RevenueManager application in the global investment management industry, landed a significant new customer. During the second quarter we saw stronger new customer activity..

I’d like to turn to our Founder and CTO, Jeff Walker, to provide additional color on the customer front. Jeff is a serial entrepreneur and inventor. Before founding TenFold he founded Walker Interactive, the first company to provide interactive financial applications, and he served at Oracle as its Chief Financial Officer and founder of Oracle’s applications business.

J. Walker	Thank you, Nancy. Before I begin I’d like to thank you for inviting me to participate in this call. It’s fun to share with everybody the progress that TenFold is making.

We founded TenFold with product goals of Speed, Quality, and Power. We wanted to set a new standard for how quickly you could build applications. We wanted to dramatically improve the quality of applications that it was possible to produce, and we recognized that the demands of customers around the world were requiring more and more powerful applications, and we chose to take that down, too.

Today I want to share a little bit about our progress on three different topics. The first topic I think of as penetrate, which is new customer wins.

The second topic is how quickly we are able to show results for our new customers, and the third topic I call radiate, which is part of Nancy’s penetrate and radiate strategy. Once we penetrate a new account, how are we able to radiate with that account? I want to give you some examples of each of those things so you have a flavor of what’s been going on.

As Nancy said, Q2 was a record quarter for us; we closed more new accounts than ever before in our history in a single quarter. These accounts were not material to our revenues, but a number of them are very important to the progress of TenFold. Some of these accounts are large multi-national organizations, so penetrating a large multi-national organization means that the opportunity to radiate is much greater than when you penetrate a small company.

I’d like to mention two accounts somewhat obliquely, because we’re not releasing their names yet, but the first is a global semiconductor parts manufacturer. This company is probably the most exciting prospect that I’ve seen since we’ve been at TenFold, because here’s somebody that’s heard about us through one of our marketing strategies, and came to us saying that, “We think that, in our company, it’s time for a dramatic change in the role that IT plays in a large multi-national business. We think that our business people should play a much more active role in building applications. We think that the business should lead in the direction of systems for the enterprise. We have been planning to move our company in this direction. We have never found a technology that would allow us to do it. We’ve heard about you. We think you might be it. Would you please come and visit us?”

So this is a marketing person and a salesperson’s dream, because that’s what we sell, and we’re glad to find somebody out there who knew that they needed to buy it. As it turns out, the deal that we closed in Q2, I think, had no revenue impact in Q2; all of the revenue impact will be in Q3. It’s a proof of concept project. So the customer has sent a number of people through our training classes and, on Monday morning of next week, I have two people going to work at the customer location to oversee a team on a three-week project to replace an annoying and unwieldy legacy system.

The customer has a system, which handles two lines of business; they must add a third line of business. The cost to do the maintenance and the time that it would take was quite long, and they felt that if our claims were true it was possible they could get a replacement application that is much higher quality, much richer in power, would have all the new features that they require, and they could do that in a short period of time.

We worked with them to understand that application and agreed that we could do it together in three weeks, and we do expect to get it done by around the 21st or 22nd August. This is a remarkably short time period, and will prove the value of TenFold’s technology.

In this particular account, the CIO of this company is leading the charge to try and revolutionize their use of IT in the company, and he has made a big deal of our involvement and is exposing us to all layers of management. We’re confident that we can pull this off, and we’re confident that this will lead to a much larger relationship with this global company.

Second example: we closed a deal with one of the largest brewery distributors in the world. There was no revenue impact in Q2 to that deal; all of the revenue will come in Q3. That deal is based on the premise that this brewer has a very forward-looking executive in their company - an ex-McKinsey person, I believe - and he has the vision that the distribution of beer products can be enhanced significantly with a brand new approach to supply chain management. He has a vision of a comprehensive application that will lower the costs significantly and lower inventories for brewers, and cut way down on the waste that they experience because of all of the different places they have to store beer, and the beer expires in its useful life.

So this is a pilot project. It’s a two-week project to help them design this application of the future and to identify the first small phase of a proof of concept. So they have hired us to propose the next project, and then to, of course, carry out the next project. We perceive that this will create a brand new application that’s unique for this industry. This is the kind of application that will do for beer distribution what Dell does for PC manufacturing. It’s revolutionary and there’s no technology in the world that could build this application except for ours. So that’s a couple of examples of penetrate.

Important new accounts: No revenue impact in Q2, we just happened to sign the deal in Q2. Revenue impact in Q3. But what’s most exciting is the opportunity to grow the relationship as we show progress.

Now, speaking of showing progress, that brings me to my second point, which is how quickly can TenFold show progress? A week or so ago we published a press release announcing a customer relationship with a company called Stoneworkz, and we were very pleased at having quite a gracious quote from the Chief Executive of that company. But there is some interesting color behind that account that I think you might be interested in.

In June we met this account and we began the sales process, and we ran into, I guess you would say, significant sales objections, like “This sounds too good to be true. If this were true, why have I never heard about it? I’ve been in the business a long time and people have been talking about things like this, but none of it has ever proven to be true.” That was all coming from the sort of CIO and technical people in the account.

The CEO said, “If this is true, we really need it.” The CIO said, “Well, it’s hard to imagine that it is really true.” Our sales people were creative and boiled it down to a list of seven or eight very complex technical capabilities that the CIO doubted that we could do. We proposed, “Here’s the deal; we think we can build a simple inventory system in two days that will illustrate the technical features that you are concerned that we might not be able to do. Were we to do that, would you then acquire our software?” All parties agreed, “Yes, if you can do that in two days, that would be amazing and we would buy the software.”

On Wednesday our staff rolled in, on Thursday afternoon we gave a demo of the finished application. It was a simple inventory system; customer was delighted. The CEO said to the CIO, “I want you in training next week. Please make your plane reservations.” The CEO then said to our two people, “Would you please stay one more day and add a few more features to this application?”

Our people agreed, and on Friday our people added features to the application, and Friday afternoon one of our guys who stayed late was privy to a conversation that was astonishing. In this conversation the CEO of Stoneworkz was talking to one of its biggest suppliers, and actually conducted a demonstration, personally demonstrated this new application.

It turned out that that supplier was threatening to go to a different company, to a competitor, because they thought that Stoneworkz’ IT systems were inadequate to meet their needs. So, in three days, with our help, the chief executive of this company was able to persuade one of his largest customers to stay with him because of the progress that he was making in his IT system.

So the first sale, penetrate, was two days to prove our point; the second sale, which came in a few hours, was “Stick around for another day; I’d like to hire your consultants to do a little more.” On Monday, which was over the weekend, the customer signed up for the third sale, which was acquiring our software, and that all happened relatively near the end of June.

What’s even more interesting is there has been a series of additional sales since that time, and even though we have yet to reach the end of July, this customer went into production last Monday with a new inventory and workflow system for a manufacturing of stone products that are being sold to companies through Home Depot, Lowes, Sears. This is an important company with important problems that, in roughly a month, with our help, they conceived of a new software application, built them, brought them into production, saved an account, etc.

So, with regard to the next point that I want to bring up, which is radiate, that’s a perfect example of a foot in the door, demonstrating our value proposition; doing it quickly; customer recognizing, on his own, with our help, the value; and then finding a way to grow the relationship. We have already seen, in the first part of Q3, that these deals that we closed in Q2 are generating additional revenues from new business that we are selling in Q3, and, of course, at the same time, our sales force continues to grow; our marketing programs are becoming more aggressive- I’m sure Nancy will be talking about that - and we are looking forward to another large traunche of new customers in Q3.

Nancy, would you like to pick up?
N. Harvey	Thanks, Jeff. Before Jeff started, I commented that our confidence has never been stronger, and that the first reason for that was the increasing momentum we see around new customers. The second major, and related, reason for our confidence growing is the improving productivity of our sales channels. During the first quarter we hired a sales executive who was able to close his first deal by the time the quarter ended. During the June quarter we hired an additional direct sales representative who successfully closed three deals by the end of the quarter.

As a result of our growing momentum, we have hired an additional sales rep, who started at the very end of the June quarter, bringing our direct sales force capacity to a total of five today, as compared to two at the beginning of the year.

We believe that these sales reps are able to ramp so quickly as a result of the strength of our technology, and the ability to do, for customers, things that no other vendor can do, as Jeff just described. However, we fully appreciate that the norm in the industry, for a sales executive to become productive, is much closer to six months than a month or three months, and that, as our numbers grow, we may asymptote to more conventional performance numbers.

The third significant event during the quarter that increased our confidence was technology experts recognizing the power of TenFold’s technology. During the second quarter, the Software Information Industry Association awarded TenFold’s Tsunami product the 2004 Cody Award in its category. Since this association votes, as the members of the Academy do for Oscar winners, it was especially gratifying to receive peer recognition.

Finally, we would remind investors of a significant validated event that occurred during the first quarter of 2004 when Microsoft’s founder, Bill Gates, made a keynote speech at a Gartner conference in which he unknowingly told the world that TenFold had the technology of the future. Mr. Gates spoke of an applications development paradigm shift in which applications would be built with only 20% the code that is needed today, and business people would be highly active in the process.

The problem is, Mr. Gates said, that this is at least a decade away. However, our VP of product marketing came to us after being a customer at Allstate, where he led a team of a handful of IT and business professionals that rebuilt a policy management system in just a few months that most companies would take years and hundreds of millions of dollars to complete. TenFold has the technology of Bill Gates’ distant future today.

This is a good time to transition to what we are doing to help push the company toward and over the tipping point. For those of you who might be new to the company we have referred to the tipping point as the point in time when everyone interested in building database-intensive applications understands that: one, TenFold exists; two, TenFold has proven disruptive applications development technology; three, TenFold’s technology lowers applications’ development time and cost by an order of magnitude; four, our technology is in production in large-scale environments; and, lastly, our technology must be seriously considered.

During the second quarter we launched a host of initiatives to build momentum toward the tipping point. Highlighting the three major categories: first, with respect to marketing and advertising, we are expanding and standardizing our seminar program. Over the last three days we hosted seminars in the San Francisco Bay area, promoting these seminars through e-mail and direct mail, as well as with a strategically located billboard. We plan on replicating this type of event in other major cities in coming months and quarters.

During Q2 we tested an e-mail-based multi-touch marketing campaign. This generated several leads, including the one very large manufacturing company that Jeff mentioned earlier. We expanded our telemarketing activities, and during the second quarter recruited a telemarketing executive to lead this fledgling organization. We view telesales as a low-cost means to follow up on Tsunami users and to generate additional leads.

We have begun to test the effectiveness of targeted advertising. Some of you may have seen the ads in the Wall Street Journal that ran in conjunction with the SIIA annual meeting, and our billboard along Route 101 that has been up in conjunction with the marketing of the Bay area seminars.

Secondly, we have engaged experts to expand our capabilities beyond those that we have in house, and to leverage experience and specialized talent. We are working with the Horn Group, a well-known public relations agency in the technology world. We believe PR will be a key component of our long-term strategy to let the world know TenFold must be considered.

The well-respected investor relations firm, ICR, has begun to help us. Our dedicated account team includes former top-rated software analysts with over 30 years experience covering the software industry. We believe ICR will be able to help us expand and upgrade our relationships with investors, and enable us to significantly improve our service levels, even as we retain intense focus on running our business.

We have engaged Cross Borders, a New York-based firm created by former investment banking professionals whose business proposition is to introduce TenFold at the C-Level, specifically to the chief executive officers and CIOs of global companies, where they believe, based on their existing relationships, that they can smooth the way for TenFold to get a fair hearing.

Lastly, on the marketing front, our Tsunami technology continues to offer a very simple powerful way for prospects to realize for themselves that what TenFold has is real. In July we made Tsunami available directly from our Web site.

Before turning to Q&A I’d quickly like to summarize. The four things we hope you take away from this discussion today are: one, we are pursuing a clear strategy to ramp sales and marketing; two, we are starting to see early signs of success with new customer momentum and sales productivity; three, we are continuing to invest in our tipping point strategy, and expect it to pay major dividends from a long-term perspective; and four, we are pleased to have the continued confidence of market-leading customers like Cedars, JP Morgan Chase, Vertex, and others.

While we still have a lot of work to do - there are significant challenges for us to face - we are increasingly confident that our business strategy is working, and that we are on target to achieve our long-term goals.

With that, I’d like to thank you and turn to Q&A.
Coordinator	Our first question or comment comes from David Goldwasser.
D. Goldwasser

I believe that I heard this in a previous conference call, that you’d be reapplying to Nasdaq, and I joined the conference call very late. I don’t know if that was discussed and, if it was, when that might be happening?

N. Harvey

Thank you for the question. We have spoken about this in the past and we have every intention of reapplying for re-listing, and perceive that the most likely marketplace for that would be the Nasdaq. We will initiate that process with vigor when we fully qualify, meet the criteria that we would need to pass to successfully attain that re-listing.

So we’ve kept our eye on it, and we continue to perceive that it is important for us, from an investor perspective in particular, to keep that on our radar and to plan to move back to a re-listed status.

Coordinator	Our next question comes from Michael Cohen from Kedem Capital.
M. Cohen	My question is, your projections for the third quarter, based on all the new clients you’re bringing in, what type of net profit are you looking for?

N. Harvey

We strive to present ourselves as a company that reports the facts and reports them as quickly, fully, and robustly as we possibly can, and we have steered away from trying to predict the future with any high degree of specificity on a quarter-to-quarter basis. However, I would like to reflect back on a few of the comments we made during this call so that you can see the picture that we hope we are leaving you with, as fully as it’s possible to understand it.

We are driving TenFold towards growth as a technology company, and we acknowledge that many people believe it’s very difficult to bring a technology company to the market easily. We believe we’re doing this with proven technology that, as Jeff described it in the various customer vignettes he gave, we can take before customers and, through relatively short, but highly impactful engagements, those small services and very small license deals demonstrate the power of our technology in a way that’s unmistakable and unambiguous, and, with that, enable ourselves to start to penetrate, from penetrate and radiate into these important accounts.

As we look forward to the third and fourth quarters of this year, we are pleased that we go into the third and fourth quarter with a momentum that has been building with larger numbers of small deals, and important and promising accounts. We have demonstrated, with this last quarter in particular, the ability to close a greater number of new accounts on a quarterly basis. As we look forward to the third quarter, we expect to continue to close small new transactions in new accounts and, as Jeff described in the two very promising large accounts he described, to radiate into larger transactions with those potential customers.

But we’re going to steer away from specific items and just look forward to reporting the third quarter as quickly as we can, when the quarter closes.
M. Cohen

In other words, you mentioned the company Stoneworkz and Redi2, all those companies. Do you have existing contracts, and approximately what amount are those for? I know you’re saying you don’t want to give projections, but you should have an idea of what those contracts currently are for.

N. Harvey

Absolutely, and I’d be delighted to go through that with you. Actually, I would also point you to our Web site. Over the last couple of weeks we’ve been able to begin to release, through press releases, some detail with the specifics of the projects that we’ve done, the motivation that the customers had, and the direction we see those customers going in.

Stoneworkz is an excellent example of the kind of customer engagements we’ve begun to enter into, and that we hope to enter into going forward. To detail what Jeff described, maybe with one level of granularity, in the example of Stoneworkz we sold them, first, a very small project, which was literally a couple of days of services from our people. We moved from that to selling them a week’s worth of training for one of their key people. We moved from that to selling additional services on a time and materials basis, and we moved from that to selling small development license, and ultimately a tactical small deployment license.

In the aggregate, all the small transactions that we did in the second quarter generated immaterial revenue contribution for the second quarter, but what we are reporting, and hoping we convey, is that we see an increasing number of these small tactical sales increasing opportunity to drive from small tactical sales to radiate into those accounts with what we would hope would be more significant transactions or greater numbers of transactions down the road.

M. Cohen	One last question: You keep bringing up long term goals; can you specifically say what those long-term goals are for the company and for the stockholders?
N. Harvey	I’d be delighted to, but I have also with me Jeff Walker, our Chairman and Founder. So, Jeff, can I let you take a shot at that and maybe I’ll add to it?

J. Walker

Sure. As you know, from when Nancy introduced me, at one time I was the Chief Financial Officer at Oracle Corporation, and I started as CFO when Oracle was under $50 million in revenues, and in a few years, during my tenure there, we grew to $1.2 billion. We had a planning model that helped us plan and manage the growth of Oracle.

That planning model depended upon our ability to predict the average production of a salesperson in a quarter, based upon the tenure that that salesperson had with the company. So simplifying somewhat my job, I would go to Larry Ellison at the start of a planning cycle and say, “How fast do you want to grow next year?” Larry would tell me and I could crank that into my model, and we knew how many salespeople we had to hire and what our cost structure was, how many support people we had to hire to compliment the salespeople, etc. We drove the business based upon our hiring strategies to achieve the growth objectives that Larry set for us.

TenFold has a technology today that is proven today, that is more valuable in the marketplace than what Oracle had during my tenure there. TenFold has no direct competitor who has something similar. There’s a huge market demand for our technology. So we have a goal of growing our company faster than we were able to grow Oracle in those days.

TenFold’s destiny is to become a huge supplier of technology, because we have invented the first product in what will become the most important software category of all time. So when Nancy talks about the tipping point, she’s referring to our terminology, which means making the marketplace in general aware that we have this breakthrough technology and it really exists, because it sounds too good to be true.

When Nancy talks about hiring salespeople and igniting the sales engine, and the success that a new salesperson is having in their first quarter, that is Nancy’s way of communicating our goal of making sure that we understand the metrics that we can use to manage and plan the growth of TenFold.

We’re in a period of time where we are seeking to establish the tipping point; that is make people aware that this brand new wonderful technology exists, and building a sales engine that is sufficiently instrumented so that we can use a model to manage the growth of our business.

Our strategy is to grow faster than Oracle grew in its high-growth years. Our objective is to become the next major software company.
Coordinator	Our next question comes from Patrick Kennedy from TenFold.

P. Kennedy

I’m not from TenFold. I’m a private investor. Congratulations, this is a wonderful call. I’d like to note that the results, not projections, but results that you’re reporting to us today are the benefit of a lot of hard work by some special people.

My question to you is would you expand on how TenFold benefits when a company like Cedars-Sinai or Vertex resells the application that it has built? It seems to me that Cedars-Sinai would have a pretty easy demo by simply inviting other hospitals to come to their very large hospital and see PCX in real time.

Could you expand on that? How the VAR system works?
N. Harvey	I have the pleasure of having Jeff here today, and I think he’s eager to step forward and answer this question, so I’m going to turn to Jeff and let you take a shot at it.
J. Walker	There are really two answers. The short answer is that every time one of our partners sells an application that uses our technology, we make money. The benefit of that is they bear all of the sales costs; we don’t have to worry about that. That’s going on while we’re focusing on growing our business and deals come through and we’re just the benefactors. Over time that can become a significant revenue stream for TenFold. That’s the easy part of the answer.

The more interesting part of the answer, to me at least, has to do with the long-term marketing implications of this. You see, I’m a student of the software industry and what it takes for a software company to emerge as a gorilla company. What it takes is for people, at large, to perceive that this company is a company with momentum.

So when one of the world’s leading hospitals puts their name on software that they built with our technology, that’s a huge endorsement. They have an important partner, who is Perot Systems. Perot Systems has the largest medical healthcare consulting practice, and that’s the largest part of their business, and they are out there trying to grow that business. So they have self-serving objectives to expand their business, and we are the indirect benefactor of that.

It’s an indirect because they’re saying, “We have this great new application; we built it with TenFold software,” and, as we continue to do more of this, that will begin to create the impression in the marketplace that the great new things in application software are all deriving from TenFold, and that will begin to build the momentum that we call the tipping point.

We want the world to know that there’s only one way to build the next generation of applications, and that’s with TenFold software. The world already knows that if you try and build software with the tools that people use today, virtually all of those projects are failures to one degree or another. So the more people that are out there, the more prestigious companies - Vertex produces 85% of the electric gas and water bills in the United Kingdom; that’s a huge market; they’re a worldwide-known company in the area of electrical and water and gas billing, so the endorsement that is implied by these people selling and flogging software applications based upon our technology, that implied endorsement is hugely valuable for us.

P. Kennedy	I agree.

N. Harvey	Any other questions?

P. Kennedy	No, thanks for all your hard work.

N. Harvey	Thank you. Thank you for your continued support.

Coordinator	Our next question comes from Fred Milligan from Sanders, Morris, Harris.

F. Milligan	If conviction was enough to fuel the stock, it should be around $25, I would believe. You’re doing a good job there. The first question: Cedars-Sinai was about $8.1 million, right, somewhere around there?

N. Harvey	That’s correct.

F. Milligan	So taking that off the $10.5, the remainder came from the Vertex and JP Morgan?

N. Harvey	Yes. That, and a few other things. Principally those, yes.

F. Milligan	Now the Cedars-Sinai, talking about that Perot Systems or whatever, that’s been out there for some period of time. What makes it different now that Perot Systems might be taking, sitting up and paying attention to this?

N. Harvey	I wouldn’t want to be perceived as standing in their shoes to represent everything that contributed to their decision to enter into this set of agreements with us. My opinion, or perspective, on this is that they are rolling forward in what is, for Cedars, a leading academic medical center - what is, for them, one of the most important strategic initiatives they’ve ever undertaken, and that is that they anticipate moving forward with this strategically important application, Patient Care Expert, as they expand production, starting in a vigorous way, this coming fall.

As they came to this time period, they realized that they wanted to work more fully and more carefully, more with a greater level of integration with TenFold. They wanted to be able to call upon our resources and work more effectively with our people. It was important to them, as it was important to us, to be able to put the complicated history between TenFold and Cedars to rest.

In fairness to all parties, the initial set of agreements that caused us to have to wait a laborious period of time to recognize the related revenues, those agreements were entered into at a time when TenFold was in substantial operating and financial and legal duress, and I think they were very much concerned for their future and their ability to use our technology.

So those times are past. I believe those times are behind us, and they recognize that and sought to work with us to create a forward-looking set of agreements that serve as a flag ahead of us, as compared to record of history.

F. Milligan	The semiconductor company that was mentioned, can you … what’s the size of that? Is it a half a billion to a billion? Approximately what’s the size?
J. Walker	They are over a billion dollars....
F. Milligan	That’s good. So you have ample room to, in effect, penetrate.
N. Harvey

Absolutely. Maybe this would be a good time for me to add, actually, a point that I had intended to make earlier and I forgot to raise. That is that we expect, in mid September - I believe the date is the 14th and we will publish the date - we expect to host a half-day or so meeting for those investors who would be interested in participating, live or by Web cast, to more fully discuss our business, our strategies, our customer progress and vignettes, and to ensure that anyone who wants a clear view, from the analyst community or in the investor community, can get as clear a view as is possible into TenFold.

Are there more questions out there?
Coordinator	I’m showing a question coming from Elwayne Hafen from Stifel Nicolaus.

E. Hafen

I’d like to just make one comment going back to the original question, the first question raised by David about Nasdaq and your monitoring the re-listing. With the criteria that was set, and some of the changes, you know well, back in last year, 2002 actually, or 2001 started it, the Nasdaq changed some requirements with the $5.00 listing. However, you meet the American listings right now.

With the Nasdaq re-listing, its requirement of $5.00, plus they pushed out the trade period for the $5.00, so if you dip below it, the clock starts all over. So it would seem to me, just a suggestion, maybe to revisit that and say, “Okay, let’s go look at Amex, because I meet all the requirements now”, and then at such time maybe revisit the national marketing when you reach those levels of a requirement for the Nasdaq. Just a thought.

N. Harvey

To be honest, I appreciate the thought, and it reminds me that, as you reflected, at every juncture, when we have stepped back to look carefully at the requirements, they’ve continued to evolve both in terms of the requirements to be re-listed and then on the compliance requirements in terms of various obligations of the company to continue being listed.

I appreciate, very much, the raising of the American Exchange as an option, and we will look carefully at the options and our board will consider them. I appreciate, especially, the guidance around the timeliness of the possibility of listing on the American Exchange.

E. Hafen

The only reason I bring that up is the rule that the NASD imposed that approved by the FCC, which went into effect on October 30, 2002, that rule 2315. It really makes it cumbersome, and I’ll be more than glad to send you that rule, or research it, or have somebody point that out. Anyway, just to bring that up. Thank you.

Coordinator	Our next question comes from David Weinberg from Robin Capital.
D. Weinberg

I wanted to ask you a question about the kind of financial results of the company if we look at not including this kind of one-term historical recognition of deferred revenue. In your 10-Q you showed that, without that, total revenue would have been $2.4 million with an operating loss of $1.3 million. As you’ve mentioned on this call, in this current quarter, one of your two customers - I don’t know if it’s JP Morgan or if it’s Vertex - will be winding down their relationship with your time and materials consultants, and in the following quarter the other one will be winding down as well.

From your numbers, each of those two customers looks like they were contributing about one million dollars apiece this quarter, which means that over the next two quarters 80% of your revenue, we know, is going to be going away. What I’m trying to understand is, with this quarter running at an operating loss of $1.3 million, with what you know from those other two customers, it seems, by the end of the year, you’re looking at running over $2 million a quarter in operating losses, maybe heading towards $3 million a quarter. I know you’ve talked about momentum on these smaller deals that are immaterial to revenue, and that is nice, but losing money at that rate is very serious for a company that has your cash results.

I’m wondering if you can talk specifically to what your financial strategy is? Are you willing to be operating at those types of losses, or are you willing to be making significant cutbacks in what the staffing levels are to head more towards smaller losses?

N. Harvey

Thank you very much for the question, and I appreciate enormously the level of detail on the arithmetic on the P&L. Let me illuminate the structure of the P&L a little bit more fully, because some of the assumptions that you made took you on a path that has created a picture that is incomplete.

So our revenue base today is comprised of services revenue, time and materials consulting services revenue. As you reflected, some substantial portion of the time and materials consulting revenue is generated through the services we provide to JP Morgan Chase. As we reflected in some detail when we did the pre-release, but I didn’t think to repeat here, the services agreement we have to assist our customer, Vertex, the utility building project in the United Kingdom, is actually a project that we deliver through our services partner in the United Kingdom, a company by the name of youDevise. So those services are actually provided on a contract basis, and what flows through to our P&L today is revenue and the income that remains from it.

Going forward, we do expect to see diminution in the time and material services provided to JP Morgan Chase, as customers on the current project roll off. As we’ve said in the Q, and at various other times, we fully hope and expect to see different kinds of opportunities at Chase, but we don’t have anything nailed down at this time.

As it relates to the reduction of staff at Vertex, that reduction doesn’t percolate through as fully for us, because, again, we use contract staff for that purpose, so we don’t carry forward any overhead related to staff being unbillable.

The other element, though, that’s missing from your analysis is that our revenue has support and training components, and those components are contributed to by both a bevy of accounts, which buy support services from us on an annual basis, and are recognized on a quarterly basis over the course of their renewal year, and training services, which are purchased on an as-needed basis by existing accounts and some of our newer accounts.

So our revenue base is more complicated, or has more material components to it, than the picture that you had initially in your mind, but I’d like to also comment on the second part of your question, which was related to if we perceived that TenFold were in grave jeopardy of exhausting or making fragile its financial base, would this management team be prepared to conduct itself in a disciplined, decisive, and responsive fashion, and reduce its expenditures, cut back its expenditures on sales and marketing, or reduce the investment we’ve made in staff on our training program, for example, and I think I would let history speak for us on that front.

We have come, over the course of the last four years, through a very difficult and far-reaching turnaround, and we have no intention of inadvertently squandering the resources of the company at this time. So with what we know today, we would expect to continue to make the investments we have been making in our marketing initiatives and in our salesforce, and in building up of the services that we need to have available to sell them successfully in the market, such as the enriching of our training program, and we believe that we have excellent visibility into our operating costs and obligations. We monitor and measure and track those very carefully, and that we are prepared to continue to go forward as we have, but were we to encounter some unexpected pothole or to need to take a different step, we would do so in a responsible fashion.

Jeff, is there anything you’d like to add to that?
J. Walker

David, I would just like to joke with you for a moment. Your question reminds me of why it’s so much fun to be the steward of a public company. I’ve managed private companies and public companies and, as you know, the disclosure obligations for public companies are quite different than for private companies. So management has the challenges of disclosure that’s mandated by the SEC, and management also has to be wary of making forward-looking statements that might, through twist of fate, become inappropriate.

I think that we are attempting to communicate to you that our confidence in TenFold’s future has never been higher. We are the stewards of the capital that we raised less than a year ago. We have to make a difficult assessment as to whether it is appropriate to invest some of that capital in growing the sales and marking engines of the company, where there’s a backdrop of an industry history, the short-term history, where all technology companies have been impacted severely.

At least if you watch the stock market indexes, there’s no clear consensus being reflected by the markets on whether we’re at the start of a boom or whether we had a short-term burst of energy and we’re contracting. It’s all a little bit unclear.

Management takes its responsibility extraordinarily seriously. We are investing in sales and marketing. We have told everybody that we think that’s appropriate to do at this time. We are seeing results that are encouraging from our investments, and we’re sharing that with you.

So our ambition is that we will, as a company, and as an economy, come through this period of uncertainty and be able to, in future reporting periods, show a history of ever-increasing numbers of customers and recurring revenues. As we penetrate accounts and large deals, that will be the result of our penetrating some of these bigger companies.

Until we have that to report as history, we are not in a position to speculate about the timing of those things, but I echo everything that Nancy said, because I think she was earnestly communicating how seriously management takes its responsibility. We’ve worked really hard to save a company in an environment where most companies, or many companies in our circumstances, didn’t get saved. We were able to do that without warrants or without other dilutive activities to the shareholders.

So Nancy has been a superb steward of our company and we’re very positive about the future.
D. Weinberg

Could I just ask a bookkeeping follow-up? For the Cedars-Sinai revenue recognition of $8 million, I believe you said that was deferred revenue. What I was confused about is, on the March ’04 balance sheet, it showed total deferred revenue was $7.2 million and the June balance sheet it shows deferred revenue is $1.6 million. I just want to understand, just maybe due to my lack of accounting knowledge, how you guys were recognizing $8 million worth of deferred when the March ’04 balance was less than that?

N. Harvey	You must have a deep accounting background because this is a level of understanding that takes exceptional discipline to work through the Byzantine architecture of the balance sheet to work through this. So there were also, on our balance sheet, accrued liabilities, and those accrued liabilities moved into deferred revenue as the transaction was consummated, and then the deferred revenue passed through the P&L.

Do you track that?
D. Weinberg	Fair enough. I saw those go down too, but I just guess I would have thought they would have been in the deferred, but …
N. Harvey	On the consummation of the transactions, they moved.
Coordinator	Our next question comes from Mark DeMenno from Smith Barney.
M. DeMenno

Since Tsunami has been made available on your Web site, I’m just curious - and I also want to commend you; your PR efforts have been phenomenal. Do you know - I’m sure you do know - how many people have, or customers or potential people have downloaded it, and have you had any possible contacts with potential sales out of that free download?

N. Harvey	Jeff wants to take the question, so I appreciate you directing it here, but we’ll let Jeff take a shot at it, since he’s with us today.
J. Walker	I want to take the question because I know the answer, because I spent a lot of time working on this particular topic. So we have a very well-thought-out marketing strategy, and you know that we’ve shared with all of you that our number-one marketing obstacle is a variation on the question of “This sounds too good to be true. It can’t possibly be true,”

etc. We have techniques that we can use to persuade people that it’s true. We can give them references; we can give them demonstrations; we can yak at them. There are all kinds of ways to do it, but it turns out most of those ways are fairly costly to our company. I can win over one person if I’m prepared to spend a full day doing it, but I only have so many days.

So we have, in our Tsunami strategy, this idea that we can provide a version of our software available via the Internet so that anybody can get it. If they’re prepared to invest a few hours in installing it and following a script that we provide, that person can build, by themselves, an enterprise application in a few hours. Now that’s an astonishing thing that you could even conceive of building an enterprise application in a few hours, no matter who you are, but we’re saying it doesn’t matter who you are and it doesn’t matter what your background; if you can follow the script, you can do it and you don’t need to be an IT person or a programmer.

We already bear the cost of sustaining our Internet connections and paying for the electricity and the computers that are hanging off our Internet connection, so there is no incremental cost between 100 people and 1,000 people installing Tsunami.

But the more people who install Tsunami, and then spend their hours in their office at night or on the weekends playing with it, some percentage of that total are going to convince themselves that this really is real. So we are quite interested in driving up the absolute numbers of people who install Tsunami, and we’re even more interested in driving up the absolute numbers of people that we call, in our internal reporting, “first touch.”

So sometimes, when I’m talking to somebody, I’m talking to you now, and you logged into the call, so we know who you are, and we connected with you because you joined this call. I would persuade you to go to our Web site and get a free copy of Tsunami and try it out, but if you do that, since I persuaded you to do it, I wouldn’t characterize you as a “first touch,” but what we want to see is we want to see ever-growing numbers of people come to our Web site and get a copy of Tsunami, and then observe that when they registered for that copy of Tsunami and they told us their name, we’ve never heard of this person before.

So that’s like a zero-cost bluebird lead, and we can follow up and talk to those people, and find out how they heard about us, or why they did this, or whatever. What I believe will happen, what I hope will happen, is that pretty soon people will call us and they will say, “I’ve got a copy of Tsunami. I kind of thought you might call me but nobody has, and I’m really interested in your technology and I’ve already built an application, and I want to buy something.” That would be somebody, in the parlance of our marketing, we would call a self-
qualified person.

So we track these metrics and we are seeing the numbers increase, and we have, as Nancy talked to you, explained a number of marketing programs underway, and we’re testing various ways of getting people’s attention, a billboard on the highway 101 commute lane into Silicon Valley for example, or direct mail, or e-mail campaigns, and various things.

I gave a seminar this morning in San Francisco, and one person said, “The reason I came is because I heard about you guys and I don’t remember where, and I went to your Web site, and I installed Tsunami and I’ve already built an application, and I’m thinking that I could start a business around this application, and then I heard about this seminar and I came.” So here’s somebody’s that’s already well down the sales cycle; we may or may not close a deal, but here’s somebody that has, at their expense, moved themselves closer to becoming a money-paying customer.

So it’s a very important statistic. That’s a very astute question, and we track it closely. At this point I don’t think we’re publishing these numbers, but we are aware of them and they are going up.

Coordinator	I show no further questions at this time. I would like to turn the conference back over to Nancy for final comments.
N. Harvey

I’d like to thank all of you for taking the extended time this afternoon to both hear our remarks, to ask the questions, and to participate with us at this time. We look forward to joining you 90 days from now and providing you with the update on TenFold.

Thank you again for your time today, and for your continued support.